Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Sharpe	James Stawski
704-319-1135	704-319-1189
jsharpe@uslec.com	jstawski@uslec.com

US LEC ANNOUNCES 24% REVENUE GROWTH TO REACH $310.8 MILLION AND $42.0 MILLION IN EBITDA FOR FULL YEAR 2003

COMPANY ACHIEVES $79.7 MILLION IN REVENUE AND $13.5 MILLION IN EBITDA FOR THE FOURTH QUARTER OF 2003

Charlotte, NC (February 26, 2004) - Continuing its trend of strong financial and operational growth, US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses, today announced results for the quarter and year ended December 31, 2003. The year was highlighted by:

•	Achieving annual revenues of $310.8 million, a $60.5 million, or 24% increase over 2002

•	Reaching end-customer revenue totaling $211.3 million, a 42% increase over 2002

•	Increasing US LEC’s customer base by 65% over the previous year to reach approximately 17,000

•	Improving EBITDA to $42.0 million, a $35.1 million improvement over 2002 (see definition and reconciliation of EBITDA to net cash flow from operations below)

•	Growing cash by $17.4 million to end 2003 at $43.1 million

•	Raising $10 million in a private placement of two million shares of US LEC Class A common stock

•	Acquiring substantially all of the assets of FASTNET® Corporation in December, adding $24 million of annualized revenue

•	Reducing the Company’s senior debt by $6 million, further reinforcing its already-strong balance sheet

Revenues for the year ended December 31, 2003 totaled $310.8 million compared with $250.4 million reported for the year ended December 31, 2002, a 24% year-over-year increase. Net loss attributable to common shareholders was $(29.5) million, or $(1.08) per share (basic and diluted) on 27.4 million average shares outstanding for the year ended December 31, 2003, compared with net loss of $(60.0) million, or $(2.26) per share (basic and diluted), on 26.5 million average shares outstanding for the year ended December 31, 2002. EBITDA for the year ended December 31, 2003, was $42.0 million, including a $5.8 million recovery related to the settlement of the MCI pre-petition receivables, compared with EBITDA of $6.9 million, including a $9.5 million allowance for doubtful accounts related to MCI, for the year ended December 31, 2002.

Revenues for the fourth quarter ended December 31, 2003 totaled $79.7 million, compared with $73.7 million for the quarter ended December 31, 2002, and $79.7 million for the quarter ended September 30, 2003. Net loss attributable to common shareholders was $(4.8) million, or $(0.17) per share (basic and diluted), on 28.5 million average shares outstanding for the quarter ended December 31, 2003, compared with a net loss of $(8.0) million, or $(0.30) per share (basic and diluted), on 26.7

US LEC – Fourth Quarter and Year-end 2003 Results

February 26, 2004

million average shares outstanding for the quarter ended December 31, 2002. EBITDA increased to $13.5 million, including a $3.5 million recovery related to the settlement of the MCI pre-petition receivables, compared with EBITDA of $9.6 million in the quarter ended December 31, 2002 and EBITDA of $10.4 million, including a $2.3 million recovery related to the settlement of the MCI pre-petition receivables, in the quarter ended September 30, 2003.

Aaron D. Cowell, president and chief executive officer of US LEC commented, “Our strong fourth quarter performance solidified our position as the premier competitive carrier in our markets. Annual revenue of $310.8 million and EBITDA of $42.0 million highlight our strong financial results. Our customer base increased by almost 50% over the fourth quarter of 2002, and by 65% over the same period including the customers acquired through the Fastnet acquisition. With this growth and our continued strong customer retention, US LEC now commands meaningful market share in the markets we serve in the Eastern United States. Our success reflects our ability to provide superior products backed by unmatched customer care. In addition, our focus on growing our data business has resulted in an almost 70% data take rate with new customers and greater than 50% data take rate across US LEC’s entire customer base. This translated to $14.4 million in data revenue for the quarter ended December 31, 2003, which now accounts for over 18% of the Company’s total revenue. With the integration of Fastnet on track, we anticipate that we will add their data products to our already strong portfolio of services in 2004. In sum, 2003 was an exceptional year for US LEC and we are committed to building on this momentum in 2004.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC, added, “The Company achieved over $79.7 million in revenue, up 8% over the fourth quarter of 2002, and EBITDA increased to $13.5 million compared with $9.6 million last year. US LEC now has 22 out of 27 offices that are EBITDA positive including corporate allocations, compared to 18 in the third quarter of 2003 – solid evidence that our business model works. In addition, end-customer revenue, which for the quarter ended December 31, 2003, accounts for 73% of total revenue, reached $58.1 million, a 33% increase over the fourth quarter of 2002 and up 7% over the third quarter of 2003. We are pleased that our end-customer revenue base continues to grow as inter-carrier compensation continues to decline in both amount and as a percentage of revenue. US LEC also achieved its fourth consecutive quarter of positive cash growth to reach $43.1 at December 31, 2003. In addition to improved operational and financial metrics, we also took action to improve the long-term financial strength of the Company. Our efforts included raising $10 million in equity capital and reducing the Company’s senior debt by $6 million. US LEC is focused on executing its business plan and, as we enter 2004, we believe we are well positioned to take advantage of the significant opportunities our markets provide.”

Conference Call Information

US LEC will hold a conference call to discuss this press release today, February 26, 2004, at 2:00 p.m. Eastern Time. A live broadcast of the conference call will be available online at www.uslec.com, and www.fulldisclosure.com. To listen to the live call, visit either web site at least fifteen minutes early to download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on March 2, 2004 and replay via webcast will be available through March 26, 2004.

About US LEC

Based in Charlotte, NC, US LEC (Nasdaq: CLEC) is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations. Throughout 15 eastern states and the District of Columbia, US LEC services include local and long distance calling services, advanced data services such as Frame Relay, Multi-Link Frame Relay and Asynchronous Transfer Mode, dedicated and dial-up Internet

US LEC – Fourth Quarter and Year-end 2003 Results

February 26, 2004

services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 25 additional states and selected data services nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC® and FASTNET™ are registered service marks of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.

US LEC – Fourth Quarter and Year-end 2003 Results

February 26, 2004

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenue	$79,695	$73,732	$310,825	$250,363
Network Expenses (excluding depreciation and amortization shown below)	38,753	34,589	148,699	121,127
Depreciation and Amortization	12,400	12,150	48,374	45,062
Selling, General and Administrative Expenses	27,591	29,516	119,519	122,378

Operating Income (Loss) from Operations	951	(2,523)	(5,767)	(38,204)

Other (Income) Expense	(176)	—	614	—
Net Interest Expense	2,108	1,898	8,159	7,688

Net Loss	(981)	(4,421)	(14,540)	(45,892)

Preferred Stock Dividends	(3,689)	(3,475)	(14,431)	(13,596)
Preferred Stock Accretion of Issuance Costs	(141)	(134)	(553)	(521)

Net Loss Attributable to Common Stockholders	$(4,811)	$(8,030)	$(29,524)	$(60,009)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.17)	$(0.30)	$(1.08)	$(2.26)

Weighted Average Number of Shares Outstanding
Basic and Diluted	28,490	26,700	27,392	26,546

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performan

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Operating Income (Loss) from Operations	$951	$(2,523)	$(5,767)	$(38,204)
Other Income (Expense)	176	—	(614)	—
Depreciation and Amortization	12,400	12,150	48,374	45,062

EBITDA	13,527	9,627	41,993	6,858

Changes in Working Capital	3,784	488	21,377	(4,632)
Net Interest Expense	(2,108)	(1,898)	(8,159)	(7,688)
Misc Other	404	(1,039)	747	(183)

Net Cash Provided by (used in) Operating Activities	$15,607	$7,178	$55,958	$(5,645)

US LEC – Fourth Quarter and Year-end 2003 Results

February 26, 2004

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets

Cash and cash equivalents	$43,126	$25,715
Restricted cash	61	1,080
Accounts receivable, net	48,294	57,989
Property and equipment, net	165,793	178,810
Deferred income taxes	346	2,805
Other assets	27,679	18,915

Total Assets	$285,299	$285,314

Liabilities and Stockholders’ Deficiency

Accounts payable	$20,343	$18,089
Notes Payable	1,300
Deferred revenue	14,046	8,048
Accrued network costs	25,088	26,952
Accrued expenses	24,263	22,522
Deferred income taxes	346	2,805
Long-term debt	125,818	130,617

Total Liabilities	211,204	209,033

Series A Redeemable Convertible Preferred Stock	245,255	230,272

STOCKHOLDERS’ DEFICIENCY
Common Stock - Class A	297	269
Additional paid-in capital	90,852	78,526
Accumulated Deficit	(262,309)	(232,786)

Total Stockholders’ Deficiency	(171,160)	(153,991)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$285,299	$285,314

US LEC – Fourth Quarter and Year-end 2003 Results

February 26, 2004

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

Statistical Data:	Dec. 31, 2003		Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002
Switching centers in service	27		26	26	26	26
Number of customers	16,983	[1]	13,970	12,345	10,988	10,290
Number of data customers	9,416	[1]	5,934	5,490	4,810	4,139
Number of employees	1,016		934	941	913	911
Number of sales and sales support employees	412		397	386	371	367
Revenue (in 000s)[3]
Total Net Revenue	$79,695		$79,723	$78,298	$73,108	$73,733	[2]
End-customer Revenue [4]	$58,078		$54,433	$51,190	$47,552	$43,520
Data Revenue	$14,417		$11,821	$10,820	$9,858	$8,213

Active Channels[5]:	Dec. 31, 2003		Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002
Voice	350,073		336,035	314,194	292,902	278,986
Data	142,534		124,275	107,704	95,338	82,559
ISP	17,753		18,675	19,342	20,826	22,516

Totals:	510,360		478,985	441,240	409,066	384,061

[1]	Includes 1,688 business class customers acquired in the asset acquisition of Fastnet Corporation
[2]	Includes the subsequent event of $3.6 million additional carrier revenue recorded for the quarter
[3]	December 31, 2003 revenues include approximately $1.1 million of revenue from Fastnet.
[4]	Includes local, long distance and data revenue from end-customers
[5]	For a detailed explanation of these terms, please visit the network description section of the Company’s web site at www.uslec.com. These statistics do not include Fastnet data.